Exhibit 99.1

ILG REPORTS SECOND QUARTER 2017 RESULTS

Miami, FL, August 3, 2017 — ILG (Nasdaq: ILG) today announced results for the second quarter ended June 30, 2017.

“We are pleased with our results for the second quarter, which reflect a significant contribution from Vistana. On a pro forma basis, our branded vacation ownership sales and marketing platform delivered an increase of 21% in consolidated timeshare contract sales, reflecting robust performance across our expanded distribution platform,” said Craig M. Nash, chairman, president, and CEO of ILG. “With our unique portfolio of upper upscale brands, diverse and complementary businesses, strong balance sheet, track record of developing world-class properties and operational excellence, we have high confidence in our ability to drive long term value for our shareholders.”

SECOND QUARTER HIGHLIGHTS

•                  Consolidated revenue increased $153 million to $450 million.  Excluding cost reimbursements, consolidated revenue was $361 million, $128 million more than the prior year

•                  Net income was $27 million

•                  Adjusted net income* was $32 million

•                  Diluted EPS was $0.22 and adjusted diluted EPS* was $0.26

•                  Adjusted EBITDA* was $82 million, an increase of $20 million

•                  After $120 million of inventory spend, net cash from operating activities for the six months was $113 million

* “Adjusted net income”, “Adjusted diluted EPS” and “Adjusted EBITDA” are non-GAAP measures as defined by the U.S. Securities and Exchange Commission (the “SEC”). Please see “Presentation of Financial Information,” “Glossary of Terms” and “Reconciliations of Non-GAAP Measures” below for an explanation of non-GAAP measures used throughout this release.

The acquisition of Vistana Signature Experiences, Inc. on May 11, 2016 affects the comparability of the periods presented.

Second quarter consolidated operating results

Consolidated revenue was $450 million, compared to $297 million, and excluding cost reimbursements, consolidated revenue increased by $128 million to $361 million primarily due to the inclusion of Vistana.

Net income attributable to common stockholders was $27 million, compared to $183 million in the prior year, principally attributable to the $197 million non-taxable gain on the purchase recorded in 2016 in connection with the Vistana acquisition. This non-cash gain was not subject to tax and caused our effective tax rate to decrease to 16.4% for that quarter. As a result, the reported year-over-year comparisons of non-operating items do not adequately reflect the relative performance for the quarter. To make the information more comparable, we have included selected information calculated using a normalized effective tax rate of 37.7% for the second quarter of 2016.

Adjusted net income was $32 million, compared to $35 million in 2016. Using a normalized tax rate for 2016, adjusted net income would have been $23 million dollars in the comparable period.

Diluted earnings per share (EPS) was $0.22, compared to $1.87, primarily reflecting the gain on purchase in 2016.

Adjusted diluted EPS was $0.26, compared to $0.36 in 2016. Using a normalized tax rate for 2016, adjusted diluted EPS would have been $0.24 in the comparable period.

Adjusted EBITDA increased by $20 million, to $82 million, reflecting the inclusion of Vistana.

Business segment results

Vacation Ownership

Vacation Ownership segment revenue increased $137 million to $294 million, principally resulting from the Vistana acquisition. Excluding cost reimbursements, Vacation Ownership segment revenue increased $114 million, to $231 million. This reflects an increase of $74 million in sales of vacation ownership products and a $22 million increase in resort operations revenue, which primarily includes rentals at our vacation ownership resorts and owned hotels. Higher consumer financing and management fee revenue were also important contributors.

Vacation Ownership segment operating income increased to $9 million and adjusted EBITDA increased $14 million to $33 million, due to Vistana.

Exchange and Rental

Exchange and Rental segment revenue was $156 million, an increase of 11% compared to 2016. Excluding cost reimbursements, segment revenue was $130 million, an increase of 12% compared to 2016.  The increase is related to the inclusion of Vistana Signature Network (“VSN”).

Total Interval Network active members at quarter end were 1.8 million, consistent with 2016. Average revenue per member was $47.39, an increase of 1% compared to 2016 due to the inclusion of VSN.

Exchange and Rental segment operating income increased 37% to $37 million and adjusted EBITDA was $49 million, an increase of 14% from the prior year, principally due to the inclusion of VSN.

CAPITAL RESOURCES AND LIQUIDITY

As of June 30, 2017, ILG’s cash and cash equivalents totaled $173 million, compared to $126 million on December 31, 2016, and we had $322 million of unsecuritized receivables net of loan loss reserves.

The principal amount outstanding of long-term corporate debt as of June 30, 2017 was $661 million consisting of $350 million 5.625% Senior Notes and $311 million drawn under our revolving credit facility.  ILG had $277 million available on its revolving credit facility, net of outstanding letters of credit as of June 30, 2017. The revolver may be increased by $100 million under certain conditions.

Net cash provided by operating activities, which includes $120 million of inventory spend, was $113 million compared to $53 million in 2016. The inventory spend was associated with investments at Vistana since the acquisition, primarily related to ongoing development activities at The Westin Nanea Ocean Villas, The Westin Los Cabos Resort Villas & Spa, Sheraton Steamboat Resort Villas and The Westin Desert Willow Villas. Excluding inventory spend, net cash provided by operating activities would have been $233 million, reflecting higher net cash receipts largely attributable to the inclusion of Vistana.

Net cash used in investment activities was $48 million reflecting capital expenditures related to investments in sales galleries and other resort operation assets, as well as IT initiatives.

Net cash used in financing activities was $20 million, reflecting $66 of million repayments on securitized debt, dividend payments of $37 million, $5 of million withholding tax on the vesting of restricted stock units and shares, and $3 million in stock repurchases. These uses of cash were partly offset by net borrowings of $71 million on our revolving credit facility, and a decrease of $20 million in financing-related restricted cash.

Free cash flow (defined below) for the first half of 2017 was $23 million compared to $45 million in 2016. This primarily reflects higher repayments related to the September 2016 securitization and the inclusion of Vistana for the full 2017 period.

Dividends

During the first half of 2017, ILG paid $37 million, or $0.30 cents per share in dividends. In August 2017, our Board of Directors declared a $0.15 per share dividend payable September 18, 2017 to shareholders of record on September 5, 2017.

BUSINESS OUTLOOK AND GUIDANCE

The 2017 Outlook schedule reconciles the non-GAAP financial measures in our full year 2017 guidance to the following expected GAAP results:

(in millions)	Low	High
Net income attributable to common stockholders	137	150
Net cash provided by operating activities	70	90

Consolidated revenue*	1,730	1,855
Adjusted EBITDA	345	365
Free cash flow	110	140

        *Includes an estimated $340 to $365 million of cost reimbursements

In 2017 we expect our effective tax rate to be approximately 36%, absent the impact of any subsequent discrete items or other items that may cause volatility in the rate.

PRESENTATION OF FINANCIAL INFORMATION

ILG management believes that the presentation of non-generally accepted accounting principles (non-GAAP) financial measures, including, among others, EBITDA, adjusted EBITDA, adjusted net income, adjusted basic and diluted EPS, free cash flow and constant currency, serves to enhance the understanding of ILG’s performance. These non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, measures of financial performance and liquidity prepared in accordance with generally accepted accounting principles (GAAP). In addition, adjusted EBITDA (with certain different adjustments) is used to calculate compliance with certain financial covenants in ILG’s credit agreement and indenture. Management believes that these non-GAAP measures improve the transparency of our disclosures, provide meaningful presentations of our results from our business operations and liquidity excluding the impact of certain items not related to our core business operations and improve the period to period comparability of results from business operations. These measures may also be useful in comparing our results to those of other companies; however, our calculations may differ from the calculations of these measures used by other companies. More information about the non-GAAP financial measures, including reconciliations of historical GAAP results to the non-GAAP measures, is available in the financial tables that accompany this press release.

CONFERENCE CALL

Investors and analysts may participate in the live conference call by dialing (844) 832-7221 (toll-free domestic) or (973) 638-3062 (international); Conference ID: 53590877. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for 7 days via telephone starting approximately two hours after the call ends. The replay can be accessed at (855) 859-2056 (toll-free domestic) or (404) 537-3406 (international); Conference ID: 53590877. The webcast will be archived on ILG’s website for 90 days after the call.  A transcript of the call will also be available on the website.

ABOUT ILG

ILG (Nasdaq: ILG) is a leading provider of professionally delivered vacation experiences and the exclusive global licensee for the Hyatt®, Sheraton®, and Westin® brands in vacation ownership. The company offers its owners, members, and guests access to an array of benefits and services, as well as world-class destinations through its international portfolio of resorts and clubs.  ILG’s operating businesses include Aqua-Aston Hospitality, Hyatt Vacation Ownership, Interval International, Trading Places International, Vacation Resorts International, VRI Europe, and Vistana Signature Experiences. Through its subsidiaries, ILG independently owns and manages the Hyatt Residence Club program and uses the Hyatt Vacation Ownership name and other Hyatt® marks under license from affiliates of Hyatt Hotels Corporation. In addition, ILG’s Vistana Signature Experiences, Inc. is the exclusive provider of vacation ownership for the Sheraton and Westin brands and uses related trademarks under license from Starwood Hotels & Resorts Worldwide, LLC. Headquartered in Miami, Florida, ILG has offices in 15 countries and more than 10,000 associates. For more information, visit www.ilg.com.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this release, including statements regarding our future financial performance, our business prospects and strategy, anticipated financial position, liquidity, capital needs and other similar matters constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon the current beliefs and expectations of the management of ILG and are subject to significant risks and uncertainties outside of ILG’s control.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: (1) adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries, or adverse events or trends in key vacation destinations, (2) lack of available financing for, or insolvency or consolidation of developers, including availability of receivables financing for our business, (3) adverse changes to, or interruptions in, relationships with third parties, (4) our ability to compete effectively and successfully and to add new products and services, (5) our ability to market VOIs successfully and efficiently, (6) our ability to source sufficient inventory to support VOI sales and risks related to development of inventory in accordance with applicable brand standards, (7) the occurrence of a termination event under the master license agreement with Starwood or Hyatt, (8) actions of Starwood, Hyatt or any successor that affect the reputation of the licensed marks, the offerings of or access to these brands and programs, (9) decreased demand from prospective purchasers of vacation interests, (10) travel related health concerns, (11) significant increase in defaults on our vacation ownership mortgage receivables; (12) the restrictive covenants in our revolving credit facility and indenture and our ability to refinance our debt on acceptable terms;  (13) our ability to successfully manage and integrate acquisitions, including Vistana, (14) impairment of ILG’s assets or other adverse changes to estimates and assumptions underlying our financial results, (15) our ability to expand successfully in international markets and manage risks specific to international operations (16) fluctuations in currency exchange rates, (17) the ability of managed homeowners associations to collect sufficient maintenance fees, (18) business interruptions in connection with technology systems, and (19) regulatory changes.

ILG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Service and membership related	$119	$110	$246	$222
Sales of vacation ownership products, net	123	49	233	58
Rental and ancillary services	97	63	204	89
Consumer financing	22	11	43	13
Cost reimbursements	89	64	176	101
Total revenues	450	297	902	483
Operating costs and expenses:
Cost of service and membership related sales	32	27	64	52
Cost of vacation ownership product sales	29	19	56	25
Cost sales of rental and ancillary services	78	42	156	56
Cost of consumer financing	7	3	14	3
Cost reimbursements	89	64	176	101
Royalty fee expense	11	5	21	7
Selling and marketing expense	80	42	152	59
General and administrative expense	58	54	112	92
Amortization expense of intangibles	5	5	10	8
Depreciation expense	15	9	30	14
Total operating costs and expenses	404	270	791	417
Operating income	46	27	111	66
Other income (expense):
Interest income	—	—	—	1
Interest expense	(7)	(6)	(12)	(12)
Gain on bargain purchase	2	197	2	197
Other income (expense), net	(2)	1	8	2
Equity in earnings from unconsolidated entities	2	1	3	2
Total other income (expense), net	(5)	193	1	190
Earnings before income taxes and noncontrolling interests	41	220	112	256
Income tax provision	(14)	(36)	(39)	(49)
Net income	27	184	73	207
Net income attributable to noncontrolling interests	—	(1)	(1)	(1)
Net income attributable to common stockholders	$27	$183	$72	$206

Earnings per share attributable to common stockholders:
Basic	$0.22	$1.89	$0.58	$2.66
Diluted	$0.22	$1.87	$0.57	$2.64
Weighted average number of shares of common stock outstanding:
Basic	124,384	97,091	124,191	77,355
Diluted	126,141	97,857	125,862	77,905
Dividends declared per share of common stock	$0.15	$0.12	$0.30	$0.24

Adjusted net income(1)	$32	$35	$74	$60
Adjusted earnings per share(1):
Basic	$0.26	$0.36	$0.59	$0.77
Diluted	$0.26	$0.36	$0.58	$0.76

 (1) “Adjusted net income” and “Adjusted earnings per share” are non-GAAP measures as defined by the SEC. Please see “Reconciliations of Non-GAAP Measures” for a reconciliation to the comparable GAAP measure.

ILG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	(Unaudited)
	June 30, 2017	December 31,2016
ASSETS
Cash and cash equivalents	$173	$126
Vacation ownership mortgages receivable, net	80	87
Vacation ownership inventory	320	197
Prepaid income taxes	37	47
Other current assets	261	289
Total current assets	871	746
Vacation ownership mortgages receivable, net	630	632
Vacation ownership inventory	169	189
Investments in unconsolidated entities	57	59
Goodwill and intangible assets, net	1,011	1,011
Property and equipment, net	597	580
Other non-current assets	103	87
TOTAL ASSETS	$3,438	$3,304

LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable, trade	$55	$64
Deferred revenue	115	87
Current portion of securitized debt from VIEs	103	111
Other current liabilities	279	257
Total current liabilities	552	519
Long-term debt	653	580
Securitized debt from VIEs	262	319
Deferred revenue	80	79
Other long-term liabilities	244	213
TOTAL LIABILITIES	1,791	1,710
Redeemable noncontrolling interest	1	1
Total ILG stockholders’ equity	1,617	1,567
Noncontrolling interests	29	26
TOTAL EQUITY	1,646	1,593
TOTAL LIABILITIES AND EQUITY	$3,438	$3,304

ILG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$73	$207
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	10	8
Amortization of debt issuance costs	2	1
Depreciation expense	30	14
Allowance for losses on originated loans	15	4
Allowance for impairment on acquired loans	5	—
Accretion of mortgages receivable	3	2
Non-cash compensation expense	12	8
Deferred income taxes	14	(3)
Equity in earnings from unconsolidated entities	(3)	(2)
Gain on bargain purchase of Vistana acquisition	(2)	(197)
Changes in operating assets and liabilities and other	(46)	11
Net cash provided by operating activities	113	53
Cash flows from investing activities:
Acquisitions, net of cash	—	(77)
Investment in unconsolidated entity	—	(5)
Capital expenditures	(48)	(25)
Purchases of trading investments	—	(2)
Investment in financing receivables	—	(2)
Net cash used in investing activities	(48)	(111)
Cash flows from financing activities:
Borrowings (payments) on revolving credit facility, net	71	210
Payments of debt issuance costs	—	(2)
Payments on securitized debt	(66)	(9)
Purchases of treasury stock	(3)	(56)
Dividend payments to stockholders	(37)	(23)
Decrease in restricted cash	20	3
Payment to former Vistana owner for subsidiary financing obligation	—	(24)
Withholding taxes on vesting of restricted stock units	(5)	(1)
Net cash provided by (used in) financing activities	(20)	98
Effect of exchange rate changes on cash and cash equivalents	2	(6)
Net increase in cash and cash equivalents	47	34
Cash and cash equivalents at beginning of period	126	93
Cash and cash equivalents at end of period	$173	$127

Supplemental disclosures of cash flow information:
Issuance of stock in connection with Vistana acquisition	$—	$1,031
Interest, net of amounts capitalized	$17	$12
Income taxes, net of refunds	$16	$31

OPERATING STATISTICS

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	% Change	2016	2017	% Change	2016

Vacation Ownership
Total timeshare contract sales (in millions)	$136	81%	$75	$273	173%	$100
Consolidated timeshare contract sales (in millions)	$123	108%	$59	$239	NM	$66
Average transaction price	$16,602	4%	$15,992	$17,469	8%	$16,211
Volume per guest	$2,939	11%	$2,644	$3,052	17%	$2,600
Tour flow	41,689	85%	22,479	78,465	207%	25,528
Exchange and Rental
Total active members at end of period (000’s)	1,812	0%	1,809	1,812	0%	1,809
Average revenue per member	$47.39	1%	$46.76	$99.75	4%	$96.19

Including Vistana as if acquired January 1, 2016:

Vacation Ownership
Total timeshare contract sales (in millions)	$136	15%	$118	$273	9%	$251
Consolidated timeshare contract sales (in millions)	$123	21%	$102	$239	12%	$214
Average transaction price	$16,602	2%	$16,261	$17,469	2%	$17,200
Volume per guest	$2,939	5%	$2,810	$3,052	(0)%	$3,061
Tour flow	41,689	15%	36,239	78,465	12%	69,930
Exchange and Rental
Average revenue per member	$47.39	(2)%	$48.54	$99.75	(2)%	$101.89

SEGMENT REVENUES

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	% Change	2016	2017	% Change	2016
	(Dollars in millions)			(Dollars in millions)
Vacation Ownership
Resort operations revenue	$52	73%	$30	$109	211%	$35
Management fee revenue	34	26%	27	66	38%	48
Sale of vacation ownership products, net	123	151%	49	233	NM	58
Consumer financing revenue	22	100%	11	43	231%	13
Cost reimbursement revenue	63	58%	40	125	127%	55
Total revenue	$294	87%	$157	$576	176%	$209
Vacation Ownership gross margin	42%	8%	39%	43%	10%	39%
Vacation Ownership gross margin without cost reimbursement revenue	54%	4%	52%	55%	4%	53%
Exchange and Rental
Transaction revenue	$49	(2)%	$50	$108	—	$108
Membership fee revenue	35	3%	34	70	9%	64
Ancillary member revenue	2	100%	1	4	33%	3
Total member revenue	86	1%	85	182	4%	175
Club rental revenue	27	80%	15	57	217%	18
Other revenue	6	—	6	11	(8)%	12
Rental management revenue	11	10%	10	25	9%	23
Cost reimbursement revenue	26	8%	24	51	11%	46
Total revenue	$156	11%	$140	$326	19%	$274
Exchange and Rental gross margin	58%	—	58%	58%	(3)%	60%
Exchange and Rental gross margin without cost reimbursement revenue	70%	—	70%	69%	(4)%	72%

RECONCILIATIONS OF NON-GAAP MEASURES

	Six Months Ended June 30,
	2017	2016
	(Dollars in millions)
Operating activities before inventory spend	$233	$94
Inventory spend	(120)	(41)
Net cash provided by operating activities	113	53
Repayments on securitizations	(66)	(9)
Proceeds from securitizations, net of debt issuance costs	—	—
Net changes in financing-related restricted cash	20	3
Net securitization activities	(46)	(6)
Capital expenditures	(48)	(25)
Acquisition-related and restructuring payments	4	23
Free cash flow	$23	$45

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Dollars in millions, except per share data)
Net income attributable to common stockholders	$27	$183	$72	$206
Acquisition related and restructuring costs	4	12	8	15
Other non-operating foreign currency remeasurements	2	(1)	(8)	(2)
Impact of purchase accounting	1	4	(2)	4
Other special items	—	(197)	—	(197)
Asset impairments	2	—	5	—
Income tax impact of adjusting items(2)	(4)	34	(1)	34
Adjusted net income	$32	$35	$74	$60
Earnings per share attributable to common stockholders:
Basic	$0.22	$1.89	$0.58	$2.66
Diluted	$0.22	$1.87	$0.57	$2.64
Adjusted earnings per share:
Basic	$0.26	$0.36	$0.59	$0.77
Diluted	$0.26	$0.36	$0.58	$0.76
Weighted average number of common stock outstanding:
Basic	124,384	$97,091	124,191	77,355
Diluted	126,141	$97,857	125,862	77,905

(2) All adjusting items were tax effected using the applicable projected annual effective tax rate since none of the adjustments were discrete to the periods.

	Three Months Ended		Six Months Ended
	2017	2016	2017	2016
	(Dollars in millions)
Total timeshare contract sales	$136	$75	$273	$100
Provision for loan losses	(8)	(3)	(15)	(4)
Contract sales of unconsolidated projects	(14)	(16)	(34)	(34)
Percentage of completion	—	(2)	—	(2)
Other items and adjustments(3)	9	(5)	9	(2)
Sales of vacation ownership products, net	123	49	233	58
Provision for loan losses	8	3	15	4
Percentage of completion	—	2	—	2
Other items and adjustments(3)	(8)	5	(9)	2
Consolidated timeshare contract sales	$123	$59	$239	$66

(3) Includes adjustments for incentives, other GAAP deferrals, cancelled sales, fractional sales and other items.

	Three Months Ended June 30,
	2017			2016
	Vacation Ownership	Exchange and Rental	Consolidated	Vacation Ownership	Exchange and Rental	Consolidated
	(Dollars in millions)
Adjusted EBITDA	$33	$49	$82	$19	$43	$62
Non-cash compensation expense	(4)	(3)	(7)	(2)	(3)	(5)
Other non-operating income (expense), net	(2)	—	(2)	—	1	1
Acquisition-related and restructuring costs	(4)	—	(4)	(6)	(6)	(12)
Asset Impairment	(2)	—	(2)	—	—	—
Other special items	(1)	1	—	—	197	197
Impact of purchase accounting	1	—	1	(4)	—	(4)
EBITDA	21	47	68	7	232	239
Amortization expense of intangibles	(2)	(3)	(5)	(2)	(3)	(5)
Depreciation expense	(10)	(5)	(15)	(5)	(4)	(9)
Less: Net income attributable to noncontrolling interest	—	—	—	1	—	1
Equity in earnings from unconsolidated entities	(2)	—	(2)	(1)	—	(1)
Less: Gain on bargain purchase	—	(2)	(2)	—	(197)	(197)
Less: Other non-operating income (expense), net	2	—	2	—	(1)	(1)
Operating income	9	37	46	—	27	27
Interest income			—			—
Interest expense			(7)			(6)
Other non-operating income (expense), net			(2)			1
Equity in earnings from unconsolidated entities			2			1
Gain on bargain purchase			2			197
Income tax provision			(14)			(36)
Net income			27			184
Net income attributable to noncontrolling interest			—			(1)
Net income attributable to common stockholders			$27			$183

	Six Months Ended June 30,
	2017			2016
	Vacation Ownership	Exchange and Rental	Consolidated	Vacation Ownership	Exchange and Rental	Consolidated
	(Dollars in millions)

Adjusted EBITDA	$67	$107	$174	$26	$90	$116
Non-cash compensation expense	(7)	(5)	(12)	(3)	(5)	(8)
Other non-operating income (expense), net	10	(2)	8	—	2	2
Acquisition related and restructuring costs	(7)	—	(7)	(9)	(6)	(15)
Asset Impairment	(5)	—	(5)	—	—	—
Other special items	(1)	1	—	—	197	197
Impact of purchase accounting	5	—	5	(4)	—	(4)
EBITDA	62	101	163	10	278	288
Amortization expense of intangibles	(4)	(6)	(10)	(3)	(5)	(8)
Depreciation expense	(20)	(10)	(30)	(5)	(9)	(14)
Less: Net income attributable to noncontrolling interest	1	—	1	1	—	1
Equity in earnings from unconsolidated entities	(3)	—	(3)	(2)	—	(2)
Gain on bargain purchase	—	(2)	(2)	—	(197)	(197)
Less: Other non-operating income (expense), net	(10)	2	(8)	—	(2)	(2)
Operating income	$26	$85	111	$1	$65	66
Interest income			—			1
Interest expense			(12)			(12)
Other non-operating income, net			8			2
Equity in earnings from unconsolidated entities			3			2
Gain on bargain purchase			2			197
Income tax provision			(39)			(49)
Net income			73			207
Net income attributable to noncontrolling interest			(1)			(1)
Net income attributable to common stockholders			$72			$206

2017 OUTLOOK

	Current Guidance
	Low	High
	(In millions)
Adjusted EBITDA	$345	$365
Non-cash compensation expense	(23)	(23)
Other non-operating income, net	9	9
Acquisition-related and restructuring costs	(9)	(9)
Asset impairments	(5)	(5)
Other special items	(2)	(2)
Impact of purchase accounting	4	4
Depreciation and amortization	(77)	(77)
Interest, net	(26)	(26)
Income tax provision	(79)	(86)
Net income attributable to common stockholders	$137	$150

	Current Guidance
	Low	High
	(In millions)
Operating activities before inventory spend	$315	$320
Inventory spend	(245)	(230)
Net cash provided by operating activities	70	90
Repayments on securitizations	(190)	(185)
Proceeds from securitizations, net of debt issuance costs	322	322
Net changes in financing-related restricted cash	13	13
Net securitization activities	145	150
Capital expenditures	(110)	(105)
Acquisition-related and restructuring payments	5	5
Free cash flow	$110	$140

Net cash used in investing activities	$(110)	$(105)
Net cash provided by financing activites	$53	$78

GLOSSARY OF TERMS

Acquisition related and restructuring costs - Represents transaction fees, costs incurred in connection with performing due diligence, subsequent adjustments to our initial estimate of contingent consideration obligations associated with business acquisitions, and other direct costs related to acquisition activities. Additionally, this item includes certain restructuring charges primarily related to workforce reductions, costs associated with integrating acquired businesses and estimated costs of exiting contractual commitments.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by the weighted average number of shares of common stock outstanding during the period for basic EPS and, additionally, inclusive of dilutive securities for diluted EPS.

Adjusted EBITDA - EBITDA, excluding, if applicable: (1) non-cash compensation expense, (2) goodwill and asset impairments, (3) acquisition related and restructuring costs, (4) other non-operating income and expense, (5) the impact of the application of purchase accounting, and (6) other special items. The Company’s presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted net income is defined as net income attributable to common stockholders, excluding the impact of (1) acquisition related and restructuring costs, (2) other non-operating foreign currency remeasurements, (3) the impact of the application of purchase accounting, (4) goodwill and asset impairments, and (5) other special items.

Ancillary member revenue - Other Interval Network member related revenue including insurance and travel related services.

Average revenue per member - Membership fee revenue, transaction revenue and ancillary member revenue for the Interval Network, Vistana Signature Network and Hyatt Residence Club for the applicable period, divided by the monthly weighted average number of Interval Network active members during the applicable period. Vistana Signature Network revenue is included herein only since its date of acquisition.

Average transaction price — Consolidated timeshare contract sales divided by the net number of transactions during the period.

Club rental revenue — Represents rentals generated by the Vistana Signature Network and Hyatt Residence Club mainly to monetize inventory to provide exchanges through hotel loyalty programs.

Constant currency — Represents current period results of operations determined by translating the functional currency results into dollars (the reporting currency) using the actual blended rate of translation from the comparable prior period. Management believes that the presentation of results of operations excluding the effect of foreign currency translations serves to enhance the understanding of ILG’s performance and improves period to period comparability of results from business operations.

Consolidated timeshare contract sales — Total timeshare interests sold at consolidated projects pursuant to purchase agreements, net of actual cancellations and rescissions, where we have met a minimum threshold amounting to a 10% down payment of the contract purchase price during the period.

Consumer financing revenue — Includes interest income on vacation ownership mortgages receivable, as well as loan servicing fees from unconsolidated entities.

Cost reimbursements - Represents the compensation and other employee-related costs directly associated with managing properties that are included in both revenue and cost of sales and that are passed on to the property owners or homeowner associations without mark-up. Cost reimbursement revenue of the Vacation Ownership segment also includes reimbursement, without mark-up, of certain sales and marketing expenses, and, in some cases, certain other expenses, pursuant to contractual arrangements. Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison.

EBITDA - Net income attributable to common stockholders excluding, if applicable: (1) non-operating interest income and interest expense, (2) income taxes, (3) depreciation expense, and (4) amortization expense of intangibles.

Free cash flow — is defined as cash provided by operating activities less capital expenditures and repayment activity related to securitizations, plus net changes in financing-related restricted cash and proceeds from securitizations (net of fees). This metric also excludes certain payments unrelated to our ongoing core business, such as acquisition-related and restructuring expenses.

Impact of the application of purchase accounting — represents the difference between amounts derived from the fair value remeasurement of assets and liabilities acquired in a business combination versus the historical basis. We believe generally this is most meaningful in the first year subsequent to an acquisition.

Management fee revenue — Represents vacation ownership property management revenue earned by our Vacation Ownership segment exclusive of cost reimbursements.

Membership fee revenue — Represents fees paid for membership in the Interval Network, Vistana Signature Network and Hyatt Residence Club.

Net leverage — Long term debt (excluding issuance costs) minus cash and cash equivalents divided by Adjusted EBITDA.

Other special items — consist of other items that we believe are not related to our core business operations. For the three and six months ended June 30, 2016 and 2017, such items include the gain on bargain purchase price recognized as part of the Vistana acquisition and costs related to non-ordinary course litigation matters described in the notes to our financial statements.

Other revenue — includes revenue related primarily to exchange and rental transaction activity and membership programs outside of the Interval Network, Vistana Signature Network and Hyatt Residence Club, sales of marketing materials primarily for point-of-sale developer use, and certain financial services-related fee income.

Rental and ancillary services revenue — Includes our rental activities such as Getaways, club rentals and owned hotel revenues, as well as associated resort ancillary revenues.

Rental management revenue — Represents rental management revenue earned by our vacation rental businesses within our Exchange and Rental segment, exclusive of cost reimbursement revenue.

Resort operations revenue — Pertains to our revenue generating activities from rentals of owned vacation ownership inventory (exclusive of lead-generation) along with ancillary resort services, in addition to rental and ancillary revenue generated by owned hotels.

Sales of vacation ownership products, net — Includes sales of vacation ownership products, net, for HVO and Vistana.

Service and membership revenue — Revenue associated with providing services including membership-related activities and exchange transactions, as well vacation ownership and vacation rental management businesses.

Total active members - Active members of the Interval Network in good standing as of the end of the period. All Vistana Signature Network and Hyatt Residence Club members are also members of the Interval Network.

Total timeshare contract sales — Total timeshare interests sold at consolidated and unconsolidated projects pursuant to purchase agreements, net of actual cancellations and rescissions, where we have met a minimum threshold amounting to a 10% down payment of the contract purchase price during the period.

Tour flow — Represents the number of sales presentations given at sales centers (other than at unconsolidated properties) during the period.

Transaction revenue — Interval Network, Vistana Signature Network and Hyatt Residence Club transactional and service fees paid primarily for exchanges, Getaways, reservation servicing and related transactions.

Volume per guest — Consolidated timeshare contract sales divided by tour flow during the period.

ILG, Inc.

Investor Contact
Lily Arteaga, 305-925-7302
Investor Relations
Lily.Arteaga@ilg.com

Or

Media Contact
Christine Boesch, 305-925-7267
Corporate Communications
Chris.Boesch@ilg.com